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                                  (AMPAM LOGO)


For Immediate Release                                  CONTACT: Stephen M. Smith
June 5, 2003                                                      (512) 246-5265


                    AMPAM ANNOUNCES BOARD OF DIRECTOR CHANGES

Round Rock, Texas - American Plumbing & Mechanical, Inc. ("AMPAM") announced today that at the annual meeting of stockholders held on May 29, 2003, Lloyd C. Smith and Stephen F. Turner were reelected as directors of AMPAM. AMPAM also announced that Richard Pollard was not reelected at the annual meeting of stockholders and that David C. Baggett resigned from AMPAM's Board effective May 28, 2003 pursuant to the terms of his resignation agreement. In addition, Susan
O. Rheney, Albert W. Niemi, Jr. and Michael E. Workman resigned from AMPAM's Board effective May 30, 2003. The Board of Directors has begun a search for qualified individuals with appropriate industry and financial experience to appoint to the directorships left vacant by such resignations.

Headquartered in Round Rock, Texas, AMPAM is America's #1 choice for residential plumbing, heating and cooling. AMPAM also provides commercial plumbing and mechanical contracting services.

This news release contains "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although AMPAM believes that such statements are based on reasonable assumptions, it can give no assurance that its expectations will in fact occur. Important factors that could cause actual results to differ materially from those in the forward looking statements include, among other things, changes in national or regional economic conditions affecting the construction industry, our ability to integrate acquired businesses, federal and state regulatory developments, AMPAM's financial leverage and the availability of skilled personnel, as well as other risk factors.